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NexCen Brands Provides Business Update

Reports Selected Preliminary
First Quarter 2009 Operating Results and Highlights and Announces Second Quarter 2009 Highlights
Reports Selected Preliminary Full Year 2008 Results

NEW YORK – July 1, 2009 – NexCen Brands, Inc. (PINK SHEETS: NEXC.PK) today provided a business update. The Company reported selected preliminary unaudited financial results for the first quarter of 2009, announced second quarter 2009 operational highlights and reported selected preliminary unaudited financial results for the 2008 fiscal year.  The Company is in the final stages of completing its 2008 audited financial statements and 2008 Annual Report on Form 10-K, along with the previously announced restatement and amendment of its 2007 Annual Report on Form 10-K.

Selected Preliminary First Quarter 2009 Results and Highlights
NexCen expects to report revenues from its franchise business, its only operating segment, of approximately $12 million for the first quarter of 2009, a $2 million and 15% increase over first quarter 2008 revenues of approximately $10 million. First quarter 2009 results fully reflect the acquisition of Great American Cookies and the joint venture interest in Shoebox New York, which were completed in January 2008. On a pro-forma basis, assuming these two transactions had been completed on January 1, 2008, revenues from continuing operations were approximately $12 million for the first quarter of 2008.

The preliminary financial results for the first quarter of 2009 include:

•	Royalty and licensing revenues were approximately $6 million, 7% greater than the first quarter of 2008.

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Plant revenue associated with the sale of cookie dough was approximately $5 million from Great American Cookies, which was acquired on January 28, 2008, approximately $2 million and 49% above first quarter 2008 revenue of approximately $3 million.

•	Franchise fee revenue from the sale of new franchises was approximately $1 million, a decline of approximately 20% from the first quarter of 2008.

•	The Company’s cash on hand at March 31, 2009 was approximately $8 million, remaining consistent with cash on hand at December 31, 2008.

•	The amount of the Company’s outstanding debt was approximately $142 million at March 31, 2009, remaining level with the amount of outstanding debt at December 31, 2008.

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Deferred revenue related to the pipeline for franchise stores to be opened pursuant to executed Letters of Intent and Franchise Agreements was approximately $3 million at March 31, 2009, a decrease of approximately $2 million or 32% from $5 million at December 31, 2008.

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The Company’s pipeline of franchised stores to be opened pursuant to Letters of Intent and Franchise Agreements was 310 stores at March 31, 2009 versus 379 stores at December 31, 2008, a decrease of 69 stores or 18%.

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Total franchised locations were 1,772 stores at March 31, 2009 versus 1,824 stores at December 31, 2008, a decrease of 52 stores or 3%. During the first quarter of 2009, NexCen had 85 closings of franchised stores and 33 openings.

o	First quarter ending store count was 1,186 stores for QSR brands and 586 stores for Retail brands.

o	First quarter ending store count was 1,310 domestic locations and 462 international locations.

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The Company’s overall effective interest rate and related interest expense related to its outstanding debt declined due to repayments of principal in the fourth quarter of 2008, modification of interest rates in the first quarter of 2009 and declines in LIBOR rates. The Company’s average effective interest rate for its credit facility was 6.8% and 6.6% in the first and second quarters of 2009, respectively, as compared to an average rate of 8.6% in the fourth quarter of 2008. The average monthly cash interest expense was $822,000 and $780,000 in the first and second quarters of 2009, respectively, as compared to average monthly cash interest expense of $1.0 million in the fourth quarter of 2008.

Second Quarter 2009 Highlights
The Company also provided an update today regarding business activities during the second quarter ending June 30, 2009, which includes:

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The Company has executed franchise agreements for 20 new franchise units across its seven franchise businesses in the second quarter, versus franchise agreements for 24 new franchise units in the first quarter of 2009.

•	NexCen’s pipeline of franchise stores to be opened pursuant to Letters of Intent and Franchise Agreements increased to 367 stores at June 30, 2009 versus 310 stores at March 31, 2009.

•	The Company continued to expand its global footprint and international presence in the second quarter of 2009.

o	The 50th franchised Marble Slab Creamery store opened in Canada.

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NexCen introduced its franchising concepts to five new countries: TAF (The Athlete’s Foot) to Lebanon and Botswana; Great American Cookies to Canada and Mexico; and Shoebox New York to Korea, where three locations have already opened and the fourth location is slated to open in July.

o	NexCen executed master development agreements for Marble Slab Creamery in Singapore and the United Arab Emirates, and for Shoebox New York in Kuwait.

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NexCen continued to make progress with the integration of Pretzel Time and Pretzelmaker into one brand, Pretzelmaker, which will be the second largest pretzel concept in the United States by number of franchised stores.

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The Company executed on much of its rebranding strategy for Marble Slab Creamery.  It rolled out new packaging.  It introduced a new Celebrity Sundae program with the help of three of the contestants from Season Five of the Bravo TV show “Top Chef,” Fabio Viviani, Carla Hall and Jeff McInnis.  It launched a redesigned web site with online cake ordering functionality.  The Company also is finalizing its new store design, which will be introduced this fall.

Kenneth J. Hall, Chief Executive Officer of NexCen Brands, stated, “Our first quarter results and our franchise expansion activities are reflective of our efforts over the past year to streamline our business, reduce operating expenses, improve cash flow and grow our franchised brands.  We have improved EBITDA and operating cash flows as compared to 2008, and we anticipate further improvements in these key metrics as we move forward in 2009.  We also continue to execute on our four-pronged business strategy for 2009, to strengthen each of our brands, integrate our brands, increase profitability of our franchisees, and leverage our franchising platform.  Overall, we are encouraged by our performance in our franchise business, despite a challenging economic environment.  We believe we are now starting to see the fruits of our efforts to improve the business, after a difficult year in 2008.”

2008 Selected Preliminary Operating Results
Continuing Operations:  Franchise Business
NexCen expects to report revenues from continuing operations of its franchise business of approximately $47 million for the year ended December 31, 2008 compared to approximately $20 million for the year ended December 31, 2007, an increase of $27 million or 139%.  The results for 2008 fully reflect the acquisitions completed in 2007, and include the acquisition of Great American Cookies and the joint venture interest in Shoebox New York that were completed in January 2008.  On a pro forma basis, assuming all acquisitions of franchised brands had been completed on January 1, 2007, revenues from continuing operations were approximately $50 million for 2007 and $49 million for 2008.

The preliminary financial results for the year ended December 31, 2008 from continuing operations include:

•	Royalty and licensing revenues were approximately $26 million versus $16 million in 2007, an increase of approximately $10 million or 59%.

•	Franchisee fee revenue from the sale of new franchises was approximately $4 million, an increase of approximately 5% over 2007.

•	Plant revenue from our Great American Cookies factory, which was acquired in January 2008, was approximately $17 million.

•	The Company’s cash on hand at December 31, 2008 was approximately $8 million as compared to cash on hand of $47 million at December 31, 2007.

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The amount of the Company’s outstanding debt was approximately $142 million at December 31, 2008, an increase of $32 million as compared to the amount of outstanding debt of approximately $110 million at December 31, 2007.  The acquisition of Great American Cookies completed in January 2008 substantially increased the outstanding debt to approximately $179 million, which was then subsequently reduced.

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Deferred revenue related to the pipeline of franchise stores to be opened pursuant to executed Letters of Intent and Franchise Agreements was approximately $5 million at December 31, 2008, an increase of approximately $1 million or 17% from $4 million at December 31, 2007.

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The Company’s pipeline of franchised stores to be opened pursuant to Letters of Intent and Franchise Agreements was 379 stores at December 31, 2008 versus 394 stores at September 30, 2008, a decrease of 15 stores or 4% quarter over quarter.

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Total franchised locations were 1,824 stores at December 31, 2008 versus 1,869 stores at December 31, 2007 (on a pro forma basis including the Great American Cookies stores as if we owned the brand on December 31, 2007), a decrease of 45 stores or 2%. In 2008, the Company had 221 closings of franchised stores and 176 openings.

o	2008 ending store count was 1,205 stores for QSR brands and 619 stores for Retail brands.

o	2008 ending store count was 1,335 domestic locations and 489 international locations.

Discontinued Operations:  Consumer Branded Licensing Business
Revenues relating to NexCen’s consumer branded licensing business, which consisted of Bill Blass and Waverly, will be reported as discontinued operations due to the sale of those businesses completed in 2008.

Material Increases in Operating Expenses
The Company’s efforts in 2008 to stabilize its financial condition, enhance its liquidity and position itself for long-term viability and future growth had a significant negative impact on its 2008 financial results.  The Company’s total operating expenses increased materially in 2008, as compared to 2007, due primarily to impairment related to intangible assets, significant increases in restructuring charges, loss on the sale of Bill Blass and Waverly, and increased professional fees related to internal and external investigations and the restructuring of its debt facility.

Decreases in Value of Intangible Assets
The Company expects that its balance sheet as of December 31, 2008 will reflect significant reductions in the value of its intangibles, which comprise its principal assets, due to anticipated impairment charges of approximately $242 million in 2008 and the sale of the Bill Blass and Waverly businesses.  The anticipated loss on sale for those businesses is approximately $7 million.  The Company is filing a Current Report on Form 8-K today which provides more detail on these matters.

Kenneth J. Hall, Chief Executive Officer of NexCen, stated, “The past year was a significant transition year for NexCen as the Company went through dramatic change, including restructuring its debt facility, narrowing its strategic focus on franchising and completing the sale of Bill Blass and Waverly to reduce the Company’s debt.  While our 2008 results will reflect significant losses as a result of the additional expenses and charges that the Company incurred as a result of these actions, we believe we have entered 2009 as a stronger company.”

Status of Quarterly and Annual Filings
The Company announced that it anticipates being able to file with the Securities and Exchange Commission (SEC) by July 31, 2009 an amended Annual Report on Form 10-K/A for the year ended December 31, 2007, which will include a restatement of its 2007 financial results.  The Company anticipates being able to file by August 31, 2009 its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ending March 31, 2009.

The Company plans to hold an investor conference call following each of these filings to review in greater detail the respective financial and operating results.

About NexCen Brands, Inc.
NexCen Brands, Inc. is a strategic brand management company with a focus on franchising. It owns a portfolio of franchise brands that includes two retail franchises: TAF™ and Shoebox New York®, as well as five quick service restaurant (QSR) franchises: Great American Cookies®, MaggieMoo's®, Marble Slab Creamery®, Pretzelmaker® and Pretzel Time®. The brands are managed by NexCen Franchise Management, Inc., a subsidiary of NexCen Brands.

Forward-Looking Statement Disclosure
This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include those regarding expected cost savings, expectations for the future performance of our brands or expectations regarding the impact of recent developments on our business.  When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties.  They are not guarantees of future performance or results.  The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.  Factors that could cause or contribute to such differences include:  (1) our statements are based on preliminary unaudited results that are subject to change upon completion of the audit of the Company’s financial statements and finalization of its Annual Report on Form 10-K for year ended December 31, 2008, as well as review of the Company’s interim, unaudited financial statements and its Quarterly Reports on Form 10-Q for the periods ending March 31, 2009 and June 30, 2009, (2) the Company’s efforts to focus on the franchise business as its core business may not be successful and may not improve the performance of the Company; (3) economic conditions may deteriorate in international and domestic markets, which could negatively impact the Company’s business and financial performance, (4) our inability to file our financial reports within the prescribed timeframes, the need to amend our Annual Report on Form 10-K for the year ended December 31, 2007, and the failure to hold an annual meeting of stockholders for the fiscal year ended December 31, 2007 may subject us to governmental investigations or third-party claims, (5) continued delays in our compliance with the Securities and Exchange Commission’s filing requirements may negatively impact the Company, (6) increases in LIBOR, which affects the interest rate on approximately 61% of the debt outstanding under our current bank credit facility, will increase our interest expenses, (7) the substantial debt service obligations and extensive covenants in our bank credit facility may restrict our ability to respond to changing market conditions, and (8) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.